Exhibit 99.1

Ares Commercial Real Estate Corporation Closes New $50 Million Facility

Facility Significantly Increases Flexibility in Making New Loans and Managing Liquidity

CHICAGO, IL — March 14, 2014 — Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that, through a wholly owned subsidiary, it closed a $50 million secured revolving funding facility with City National Bank (the CNB Facility).  The CNB Facility will be used to finance new investments and for other working capital and general corporate needs.  Draws from the CNB Facility may be used as capital to allow ACRE to obtain additional leverage under its other funding facilities.

The initial maturity date of the CNB Facility is March 11, 2016 and is subject to one 12-month extension option if certain conditions are met.

In addition to the new CNB Facility, ACRE continues to utilize three secured funding facilities totaling $450 million in capacity.

“In recognition of our increased scale, diversified investment portfolio and strong underwriting, we appreciate City National’s support of our growth by providing us with a strategically important credit facility with significant flexibility,” said Todd Schuster, Co-Chief Executive Officer of ACRE.  “Our new facility allows us to draw capital as needed to finance new loans in conjunction with our other funding facilities as well as better manage our working capital and liquidity needs. We believe it is a very attractive way to optimize our capital base and improve investment returns for our shareholders as we further scale our loan portfolio.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company primarily engaged in principal lending, mortgage banking and servicing of CRE investments.  Through its national direct origination platform, Ares Commercial Real Estate Corporation provides a broad offering of flexible financing solutions for commercial real estate owners and operators. Through its mortgage banking and servicing business, ACRE Capital originates and services multifamily residential mortgage loans, senior housing and healthcare facilities by utilizing the platforms of Fannie Mae and governmental agencies. Ares Commercial Real Estate Corporation elected and qualified to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager with approximately $74 billion in assets under management as of December 31, 2013.  For more information, please visit www.arescre.com.

About City National

City National Corporation has $29.7 billion in assets. The company’s wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 77 offices,

including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. City National and its investment affiliates manage or administer $64.7 billion in client investment assets, including $45.0 billion under direct management.  For more information about City National, visit www.cnb.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Commercial Real Estate Corporation undertakes no duty to update any forward-looking statements made herein.

Ares Commercial Real Estate Corporation
Carl Drake, 888-818-5298
cdrake@aresmgmt.com